Exhibit 5.1

Consent of Independent Auditor

We hereby consent to the incorporation in this Amendment No. 1 to the Registration Statement on Form F-10 (the “F-10”) of Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.) of our report, dated March 29, 2021, on the consolidated financial statements of Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.), which comprise the consolidated statements of financial position as at December 31, 2020 and December 31, 2019 and the consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the year ended December 31, 2020 and the period from incorporation on May 30, 2019 to December 31, 2019, and notes to the consolidated financial statements, including a summary of significant accounting policies, which is incorporated by reference in such Registration Statement.

We also consent to the reference to us under the heading "Interest of Experts" in the prospectus contained in the F-10.

Toronto, Ontario

April 9, 2021

/s/ RSM Canada LLP Chartered Professional Accountants Licensed Public Accountants Toronto, Ontario